UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 13, 2014

LENNOX INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15149	42-0991521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2140 Lake Park Blvd.

Richardson, Texas 75080

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (972) 497-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 13, 2014, Lennox International Inc. (the “Company”) entered into a Fifth Amended and Restated Credit Facility Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, National Association, as administrative agent, and the other lenders party thereto. The Credit Agreement amends and restates the Company’s previous credit agreement, the Fourth Amended and Restated Revolving Credit Facility Agreement, dated as of October 21, 2011, among the Company, JPMorgan Chase Bank, National Association, as administrative agent, and the other lenders named therein.

The Credit Agreement provides for an unsecured $650 million revolving credit facility, subject to certain conditions, that matures on November 13, 2019 (the “Maturity Date”). The Credit Agreement also provides for an unsecured $300 million term loan, subject to certain conditions, which also matures on the Maturity Date and which requires quarterly principal repayments of $7.5 million beginning on June 30, 2015. The revolving credit facility allows up to $150 million of letters of credit to be issued and also includes a subfacility for swingline loans of up to $65 million. At the Company’s request and subject to certain conditions, the revolving credit and term loan commitments under the Credit Agreement may be increased by up to $350 million to the extent that existing or new lenders agree to provide such additional commitments.

The Company will pay customary fees under the Credit Agreement and the loans under the Credit Agreement will bear interest at a variable base rate or a variable rate based on the London interbank offered rate, at the Company’s election, plus a spread. The Company may prepay the loans at any time without premium or penalty, other than customary breakage costs in the case of Eurodollar loans.

The Credit Agreement contains several customary covenants applicable to the Company and its subsidiaries including, but not limited to, limitations on certain indebtedness, liens, mergers, investments, acquisitions and asset sales. The Credit Agreement also contains financial covenants requiring the Company and its subsidiaries to maintain a Total Indebtedness to Adjusted EBITDA Ratio of no more than 3.5 to 1.00 and a Cash Flow (defined as EBITDA minus capital expenditures) to Net Interest Expense Ratio of at least 3.00 to 1.00 as of the most recently ended four fiscal quarters.

The Credit Agreement contains customary events of default, including, but not limited to, non-payment of principal or other amounts under the Credit Agreement, material inaccuracy of representations and warranties, breach of covenants, a cross default (as described below), certain voluntary and involuntary bankruptcy events, and the occurrence of a change of control.

A cross default under the Credit Agreement could occur if the Company or its subsidiaries fail to make payments when due on other indebtedness or receivables securitizations of more than $75 million in principal amount (“Material Indebtedness”) or fail to comply with other provisions of the Material Indebtedness or any other condition exists which would permit the holders of the Material Indebtedness or their trustee to declare the Material Indebtedness due prior to its stated maturity.

Each of the Company’s other major debt agreements also contains a cross default provision. If a cross default under the Credit Agreement or the Company’s senior unsecured notes due 2017, synthetic lease for its headquarters or asset securitization program were to occur, it could have a wider impact on the Company’s liquidity than might otherwise occur from a default of a single debt instrument or lease commitment.

If any event of default occurs and is continuing, lenders with a majority of the aggregate commitments and exposures may require the administrative agent to terminate the Company’s right to borrow revolving loans under the Credit Agreement and declare all amounts owed to be due (except for a bankruptcy event of default), in which case such amounts will automatically become due and payable and the lenders’ commitments to make revolving loans will automatically terminate.

The Company’s obligations under the Credit Agreement are required to be guaranteed by its material domestic subsidiaries. The initial subsidiary guarantors are Allied Air Enterprises Inc., Advanced Distributor Products LLC, Heatcraft Inc., Heatcraft Refrigeration Products LLC, Lennox Global Ltd., Lennox Industries Inc., LGL Australia (US) Inc. and Lennox National Account Services LLC.

The Company will initially use borrowings under the Credit Agreement to repay all amounts owed under the short term loan facility entered into on October 20, 2014 with JPMorgan Chase Bank, National Association, as administrative agent, and the lenders named therein.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

10.1	Fifth Amended and Restated Credit Facility Agreement dated as of November 13, 2014, among Lennox International Inc., a Delaware corporation, the Lenders party thereto, and JPMorgan Chase Bank, National Association, as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LENNOX INTERNATIONAL INC.

By:	/s/ John D. Torres
Name:	John D. Torres
Title:	Executive Vice President, Chief Legal Officer and Secretary

Date: November 14, 2014

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